EXHIBIT 31.1
Certifications
I, Hamish N. J. Brewer, certify that:
1. I have reviewed this Amendment No. 1 to the Quarterly Report on Form 10-Q/A of JDA Software Group, Inc. for the quarter ended September 30, 2009; and
2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date: December 18, 2009	By:	/s/ Hamish N. J. Brewer
Hamish N. J. Brewer
President and Chief Executive Officer JDA Software Group, Inc.